Exhibit 99.1

Sphere 3D Completes 1-for-8 Share Consolidation

SAN JOSE, CA – November 5, 2018 – Sphere 3D Corp. (NASDAQ: ANY), a containerization, virtualization and data management solution provider, today announced that it has effected the previously approved share consolidation (also known as a reverse stock split) of its common shares on a 1-for-8 basis.

The Company’s common shares will begin trading on a post-consolidation basis on the NASDAQ Capital Market, as of the opening of trading on November 6, 2018 under a new CUSIP number 84841L308 and under the existing trading symbol “ANY”.

Following the share consolidation, every eight issued and outstanding common shares of the Company will be automatically combined and converted into one issued and outstanding common share. Where the share consolidation results in a fractional share, the number of new common shares issued will be rounded to the nearest whole share (with one half being rounded upward). No fractional shares will be issued.

The share consolidation is intended to increase the per share trading price of Sphere 3D’s common shares to satisfy the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market.

About Sphere 3D

Sphere 3D Corp. (NASDAQ:ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premises implementations through its global reseller network and professional services organization. Sphere 3D, along with its wholly owned subsidiaries Overland Storage, and Tandberg Data, has a strong portfolio of brands, including HVE ConneXions and UCX ConneXions, dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, our ability to regain compliance with the NASDAQ minimum closing bid price requirement between now and November 26, 2018; our inability to take other actions to regain compliance with the NASDAQ minimum closing bid price requirement; our ability to consummate the transactions contemplated by the Share Purchase Agreement with Silicon Valley Technology Partners, Inc. (“Purchaser”), pursuant to which Purchaser proposes to acquire Overland and the Data Protection and Archive business from Sphere 3D; Purchaser’s inability to obtain sufficient financing to fund such acquisition and our inability to meet the closing conditions and to close such acquisition on a timely basis; our inability to obtain additional debt or equity financing or to refinance our debt; any increase in our cash needs; our ability to successfully integrate the UCX and HVE ConneXions business with our other businesses; unforeseen changes in the course of our business or the business of our wholly-owned subsidiaries, including, without limitation, Overland Storage and Tandberg Data; market adoption and performance of our products; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports contained in our Annual Information Form and other filings with Canadian securities regulators (www.sedar.com) and in prior periodic reports filed with the United States Securities and Exchange Commission (www.sec.gov). Sphere 3D undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:
Tina Brown
+1-408-283-4731
Investor.relations@sphere3d-overland.com